Exhibit 4.2

EXECUTION VERSION

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of May 24, 2013, by and among OTELCO INC. (the “Company”), a Delaware corporation, GE CAPITAL EQUITY INVESTMENTS, INC., a Delaware corporation (“GE Capital”), COBANK, ACB (“CoBank”), RAYMOND JAMES BANK, N.A. (“Raymond James”), UNION BANK, N.A. (“Union Bank”), WEBSTER BANK, NATIONAL ASSOCIATION (“Webster Bank”), and CIBC INC. (“CIBC”).

W I T N E S S E T H :

WHEREAS, pursuant to the terms of the Joint Prepackaged Plan of Reorganization for Otelco Inc. and Its Affiliated Debtors, dated as of May 6, 2013 (as amended, modified or supplemented from time to time), the Stockholders have acquired from the Company the shares of Class B Common Stock set forth opposite their respective names on Schedule I hereto; and

WHEREAS, the Company and the Stockholders believe that it is in the best interest of the Company and the Stockholders that provision be made for the continuity and stability of the business and policies of the Company, and, accordingly, desire to make certain arrangements among themselves with respect to certain matters set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.   Definitions.  As used herein, the following terms have the following respective meanings:

(a)           “Affiliate” means any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified Person.

(b)           “Amended Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of May 24, 2013, among the Company, the other persons designated therein as “Credit Parties”, General Electric Capital Corporation, acting as agent on behalf of itself as a lender and the other lenders signatory thereto from time to time (as such Amended Credit Agreement may be amended, modified, restated, supplemented, refunded, replaced or refinanced from time to time).

(c)           “Capital Stock” means, collectively, the shares of Class A Common Stock, Class B Common Stock and any class or series of common stock or preferred stock of the Company authorized after the date hereof, or any other class or series of stock resulting from successive changes or reclassifications of any class or series of common stock or preferred stock of the Company.

(d)           “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended, modified, restated or supplemented from time to time.

(e)           “Class A Common Stock” means the shares of Class A common stock, $0.01 par value per share, of the Company.

(f)           “Class B Common Holder” means GE Capital, CoBank, Raymond James, Union Bank, Webster Bank and CIBC, individually, and any subsequent Permitted Transferee of any of his, her or its shares of Class B Common Stock.

(g)           “Class B Common Stock” means the shares of Class B common stock, $0.01 par value per share, of the Company.

(h)           “Dispose” or “Disposition” (and any derivatives thereof) means (i) a voluntary or involuntary sale, assignment, mortgage, grant, pledge, hypothecation, exchange, transfer, conveyance or other disposition of a Stockholder’s Shares and (ii) any agreement, contract or commitment to do any of the foregoing.

(i)           “Eligible Purchaser” means, with respect to any issuance of New Issuance Securities, a Stockholder or its designee so long as such Stockholder (or its designee) is an accredited investor (as such term is defined in Rule 501 under the Securities Act or any similar rule then in effect) at the time of the purchase of such New Issuance Securities.

(j)           “Encumbrance” or “Encumber” means any lien, claim, charge, pledge, mortgage, encumbrance, security interest, preferential arrangement, restriction on voting or alienation of any kind, adverse interest or the interest of a third party under any conditional sale agreement, capital lease or other title retention agreement.

(k)           “New Issuance Securities” means Shares other than Shares issued or issuable: (i) in a strategic partnership, joint venture or similar corporate partnering transaction; (ii) in connection with any bank financing or similar financing transactions; (iii) in connection with the acquisition of another entity by merger, purchase of all or substantially all of the assets of such entity or other reorganization resulting in the ownership by the Company and its Subsidiaries of more than fifty percent (50%) of the voting power of such entity; (iv) to officers, directors or employees of, or advisors or consultants to, the Company or any of its Subsidiaries pursuant to the Stock Incentive Plan; (v) upon the conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of the Certificate of Incorporation; or (vi) to finance the purchase of shares of Class B Common Stock pursuant to the exercise by the Company of its redemption right in Section 4 of this Agreement.

(l)           “Percentage Interest” means, with respect to any Stockholder, the quotient obtained by dividing the number of Shares then owned by that Stockholder by the number of Shares then owned by all stockholders of the Company.

(m)           “Permitted Transferees” means, in the case of any Stockholder or its Permitted Transferee, (i) the respective Affiliates, investors, partners, limited partners, and members of such Stockholder, or any of their respective Affiliates, (ii) any other Stockholder, and (iii) any Person to whom a Stockholder is permitted to transfer Shares under the Amended Credit Agreement; provided, however, that in each case (1) such Permitted Transferee must execute and deliver a joinder, in form and substance satisfactory to the Company, to this Agreement, agreeing to comply with all applicable provisions of this Agreement and (2) such Disposition must comply with the requirements regarding Dispositions set forth in the Amended Credit Agreement.

(n)           “Person” means any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.

(o)           “Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.

(p)           “Shares” means, with respect to any Stockholder, (i) the shares of Capital Stock held at any time by such Stockholder, (ii) any option, warrant or other right held at any time by any Stockholder, exercisable for shares of Capital Stock, and (iii) any security held at any time by such Stockholder, convertible or exchangeable for Capital Stock.

(q)           “Stockholder” means each Class B Common Holder, individually.  The Class B Common Holders are sometimes hereinafter collectively referred to as the “Stockholders”.

(r)           “Stock Incentive Plan” means each of the Company’s stock option or equity incentive plan(s) now in existence or, with the consent of the Board of Directors of the Company, as amended or to be established in the future.

(s)           “Subsidiaries” means, with respect to any Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company or to Subsidiaries thereof.

SECTION 2.   Transfers of Capital Stock.

(a)           None of the Stockholders shall effect a Disposition of any of his, her or its shares of Capital Stock, except (1) to such Stockholder’s Permitted Transferees or (2) as provided in the Amended Credit Agreement. In addition, except in the case of a Disposition of Class B Common Stock by a Stockholder to a Permitted Transferee who is an Affiliate of such Stockholder, in no event shall a Stockholder effect a Disposition of any of his, her or its shares of Class B Common Stock to a transferee pursuant to this Section 2 unless such Stockholder concurrently transfers to such transferee a ratable portion of such Stockholder’s rights and obligations under the Amended Credit Agreement.

(b)           No Disposition may be effected by any Stockholder unless the transferring holder causes the transferee to execute and deliver a counterpart copy of this Agreement to the Company, in which such transferee agrees in writing to be bound by the terms of this Agreement.  Any Person who is a transferee of shares under this Section 2 shall become a party to this Agreement as a Stockholder by executing and delivering a written joinder to this Agreement, in form and substance reasonably satisfactory to the Company, agreeing to be bound by and to comply with all applicable provisions of this Agreement, whereupon such person shall have the benefits of, and shall be subject to the obligations of and restrictions applicable to, a Stockholder, as set forth in this Agreement.  Such written joinder agreement shall constitute a Modification (as defined herein) of this Agreement without any further action of the other parties hereto.

(c)           Any purported Disposition in violation of this Agreement shall be null and void ab initio, and the Company shall not recognize any such Disposition or accord to any such purported transferee any rights as a Stockholder.

SECTION 3.   Preemptive Rights.  After the date hereof and subject to the Certificate of Incorporation:

(a)           If the Company proposes to issue any New Issuance Securities, each Eligible Purchaser shall have the right of first refusal to purchase a portion of such New Issuance Securities (a “Ratable Portion”) equal to the total number of New Issuance Securities, multiplied by such Eligible Purchaser’s Percentage Interest.

(b)           The Company shall give each Eligible Purchaser at least fifteen (15) days prior written notice of any such proposed issuance of New Issuance Securities (an “Issuance Notice”) setting forth in reasonable detail the proposed terms and conditions thereof and shall offer to each such Eligible Purchaser the opportunity to purchase such Eligible Purchaser’s Ratable Portion of such New Issuance Securities at the same price, on the same terms and at the same time as the New Issuance Securities are proposed to be issued by the Company.  An Eligible Purchaser may exercise its right of first refusal by delivery of an irrevocable written notice to the Company not more than twenty (20) days after the receipt of any such Issuance Notice.  If an Eligible Purchaser fails to agree in writing within such twenty (20)-day period to purchase his, her or its full Ratable Portion of New Issuance Securities (a “Nonpurchasing Stockholder”), then such Nonpurchasing Stockholder shall forfeit the right hereunder to purchase that part of his, her or its full Ratable Portion of such New Issuance Securities that he, she or it did not so agree to purchase.

(c)           If an Eligible Purchaser fails to exercise the rights granted to him, her or it in Sections 3(a) and (b) above (the “Preemptive Right”) within the periods specified in such sections, then the Company shall have one hundred eighty (180) days thereafter to issue the New Issuance Securities with respect to which such Eligible Purchaser’s Preemptive Rights were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Issuance Notice; provided that if the issuance of such New Issuance Securities has not occurred during such one hundred eighty (180)-day period as a result of a review by the Securities and Exchange Commission, then the Company shall have an additional ninety (90) days to issue such New Issuance Securities.  If the Company has not issued the New Issuance Securities within the period specified in the preceding sentence, then the Company shall not thereafter issue any New Issuance Securities without again first offering such New Issuance Securities to Eligible Purchasers pursuant to this Section 3.  The obligations of the Eligible Purchasers exercising their Preemptive Rights shall be conditioned upon the consummation of the proposed issuance of such New Issuance Securities by the Company.

(d)          If the Preemptive Right is exercised by a designee of a Stockholder, then such designee must agree in writing to be bound by the terms of this Agreement.

SECTION 4.   Redemption Right.

(a)           Within fifteen (15) days after the indefeasible payment in cash in full of the Company’s Obligations (as defined in the Amended Credit Agreement) under the Amended Credit Agreement (including the cash collateralization of any outstanding letters of credit) and termination of the Commitments (as defined in the Amended Credit Agreement) thereunder (a “Redemption Event”), the Company may elect, at its option, to furnish to the Class B Common Holders written notice (the “Redemption Notice”) setting forth the occurrence of a Redemption Event.  The Redemption Notice shall give rise to the requirement that the Company purchase from the Class B Common Holders all, but not less than all, of the shares of outstanding Class B Common Stock held by the Class B Common Holders (the “Company Share Redemption”).  The Redemption Notice shall be deemed an irrevocable commitment of the Company to purchase all of the shares of Class B Common Stock from the Class B Common Holders.  The price to be paid for the shares of Class B Common Stock (the “Purchase Price”) shall be an amount equal to (i) 2.5% of the outstanding principal obligations under the Amended Credit Agreement as of the Closing Date (as defined in the Amended Credit Agreement), if the redemption is effected on or before March 31, 2014, (ii) 5% of the outstanding principal obligations under the Amended Credit Agreement as of the Closing Date if the redemption is effected after March 31, 2014 and on or before March 31, 2015 or (iii) 7.5% of the outstanding principal obligations under the Amended Credit Agreement as of the Closing Date, if the redemption is effected after March 31, 2015 and on or before March 31, 2016.  The foregoing right of the Company to redeem the shares of Class B Common Stock held by the Class B Common Holders shall terminate on March 31, 2016.

(b)           Following any election by the Company pursuant to Section 4(a) to redeem all of the outstanding shares of Class B Common Stock, the Company and the Class B Common Holders shall cooperate in good faith and use their respective reasonable best efforts to consummate the Company Share Redemption as promptly as reasonably practicable and, in any event, within thirty (30) days following the Class B Common Holders’ receipt of the Redemption Notice.  Payment of any amounts due to the Class B Common Holders under this Section 4 shall be made by the Company to the Class B Common Holders in cash at the closing of the Company Share Redemption.

SECTION 5.   Information Rights.  The Company shall use its good faith efforts to deliver to each Stockholder that is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (each an “Institutional Holder”) notice of any actions taken by the holders of Capital Stock at a meeting or by written consent.  In addition, the Company shall deliver to such Institutional Holders:

(a)                      as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year and (ii) statements of income and of cash flows for such year, all such financial statements audited and certified by independent public accountants of regionally recognized standing selected by the Company; and

(b)                      as soon as practicable, but in any event within forty five (45) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and of cash flows for such quarter, and an unaudited balance sheet as of the end of such quarter, all prepared in accordance with generally accepted accounting principles (“GAAP”) (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

SECTION 6.   Observer Rights.  So long as a Class B Common Holder holds at least fifteen percent (15%) of the shares of Capital Stock acquired by all Class B Common Holders on the date hereof, such Class B Common Holder shall have the right to designate an individual to attend each meeting of the Board of Directors of the Company and each committee thereof, as an observer, without voting rights, and to receive a copy of all materials distributed to members of the Board of Directors of the Company and each committee thereof, in each case at the expense of such Class B Common Holder.  Such observer shall be entitled to notice of each meeting of the Board of Directors of the Company and each committee thereof to the same extent that members of the Board of Directors of the Company are entitled to notice of such meetings.

SECTION 7.   Confidentiality.  Each Stockholder recognizes and acknowledges that all information obtained by such Stockholder pursuant to any rights that it may have under Section 5 or 6 above that is not generally known in the public domain constitutes valuable, special, unique and proprietary information.  Each Stockholder agrees that it will not at any time, directly or indirectly, disclose, disseminate, publish or permit the disclosure, dissemination or publication of such information to or for any other Person or utilize the same for any reason or purpose whatsoever other than for the benefit and at the request of the Company.

SECTION 8.   Legend on Stock Certificates.  Each certificate, if any, representing Shares shall bear the following legend until such time as the Shares represented thereby are no longer subject to the provisions hereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY REFORM ACT OF 1978, AS AMENDED (THE “BANKRUPTCY CODE”), AND MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), PROVIDED THAT THE HOLDER IS NOT DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE. IF THE HOLDER IS DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE, THEN THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED (1) PURSUANT TO (A) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES AND (2) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE ISSUER (THE “COMPANY”) OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE STOCKHOLDERS’ AGREEMENT, DATED AS OF MAY 24, 2013, AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN OTHER PERSONS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH RESTRICTIONS HAVE BEEN SATISFIED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH RESTRICTIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

Each certificate representing Shares of Class B Common Stock shall also include the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AUTOMATIC CONVERSION PURSUANT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY, A COPY OF WHICH MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.”

SECTION 9.   Duration of Agreement.  The rights and obligations of each Stockholder under this Agreement shall terminate as to such Stockholder upon the transfer of all Shares owned by such Stockholder in accordance with this Agreement. Upon the earlier to occur of (a) the conversion of all shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of the Certificate of Incorporation and (b) the date on which the Company and the holders of a majority of the outstanding shares of Class B Common Stock, if shares of Class B Common Stock are issued and outstanding, agree to terminate this Agreement, the rights and obligations of the Company and each Stockholder under this Agreement shall terminate; provided, however, that no Modification (as defined below) shall be effective to reduce the percentage of the shares of Class B Common Stock the consent of the holders of which is required under this Section 9.

SECTION 10.   Representations and Warranties.  Each Stockholder represents and warrants to the Company and the other Stockholders as follows:

(a)                      The execution, delivery and performance of this Agreement by such Stockholder will not violate any provision of law, any order of any court or other agency of government, any provision of the governing documents of such Stockholder or any provision of any indenture, agreement or other instrument to which such Stockholder or any of his, her or its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Stockholder.

(b)                      This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(c)                      The Shares of such Stockholder listed on Schedule I hereto constitute all the Shares owned by such Stockholder, and such Stockholder does not have any right or obligation to acquire any additional shares of capital stock of the Company except as provided herein.

The representations and warranties contained in this Section 10 shall survive the execution and delivery of this Agreement.

SECTION 11.   GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH AND ENFORCED UNDER THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE, OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF DELAWARE.

SECTION 12.   JURISDICTION.

(a)           EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SHARES OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT THE SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HIS, HER OR ITS ADDRESS SET FORTH IN SECTION 14 HEREOF, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

(b)           EACH OF THE COMPANY AND THE STOCKHOLDERS HEREBY WAIVES HIS, HER OR ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE SHARES, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OF THE COMPANY AND THE STOCKHOLDERS HEREBY WAIVES ANY RIGHT HE, SHE OR IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (II) ACKNOWLEDGES THAT EACH OTHER PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

SECTION 13.   Benefits of Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Except as otherwise provided herein (including as provided in Section 2 with respect to Dispositions to Stockholders’ Permitted Transferees), neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated in whole or in part by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void ab initio.  Any Disposition of Shares, in violation of the provisions of this Agreement, shall be null and void ab initio.

SECTION 14.   Notices.  All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) must be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) business days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by email, telecopy or other similar facsimile transmission during normal business hours of the recipient, or, if not sent during normal business hours of the recipient, then on the next business day (with such email, telecopy or facsimile promptly confirmed by delivery of a copy by United States Mail as provided in clause (a) above), (c) one (1) business day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, telecopier number or email address set forth below or to such other address, telecopier number or email address as may be substituted by Notice given as herein provided.

(a)           If to GE Capital:

GE Capital Equity Investments, Inc.
201 Merritt 7
Norwalk, CT 06851
Attention:  Otelco Account Manager
Telecopier No.:  (203) 907-1973

with a copy  to:

King & Spalding LLP
1180 Peachtree Street NE
Atlanta, GA 30309
Attention:  William G. Roche
Telecopier No.:  (404) 572-5133
Email:  broche@kslaw.com

(b)           If to the Company:

Otelco Inc.
505 Third Avenue East
Oneonta, AL 35121
Attention: Chief Financial Officer
Telecopier No.: (205) 625-3523
Email:  curtis@otelcotel.com

with a copy to:

Dorsey & Whitney LLP
51 West 52nd Street
New York, NY 10019
Attention:  Steven Khadavi
Telecopier No.:  (646) 390-6549
Email:  khadavi.steven@dorsey.com

(c)           if to any other Stockholder:

at the address for such Person set forth on Schedule I hereto.

SECTION 15.   Modification.  Except as otherwise provided herein, neither this Agreement nor any provision hereof shall be modified, amended, discharged or terminated (collectively, a “Modification”) except by an instrument in writing signed by the Company and the holders of a majority of the outstanding shares of Class B Common Stock if shares of Class B Common Stock are issued and outstanding; provided, however, that no Modification shall be effective to reduce the percentage of the Shares the consent of the holders of which is required under this Section 15.

SECTION 16.   Entire Agreement.  This Agreement constitutes the entire agreement among the undersigned with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings, oral or written, among any or all of the undersigned relating to such subject matter.

SECTION 17.   Signatures Counterparts.  Telefacsimile or email transmissions of any executed original document and/or retransmission of any executed telefacsimile or email transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm telefacsimile or email transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 18.   Specific Performance.  The parties hereto agree that the breach by any party hereto of the provisions of this Agreement would result in substantial damage to the other parties hereto which would be difficult, if not impossible, to ascertain, and by reason of that fact the parties hereto agree that in the event of any such breach, the non-breaching parties shall have the right to enforce this Agreement by injunction or other proceeding in equity without the posting of a bond or other security.

SECTION 19.   Severability.  If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement.  The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

SECTION 20.   Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

OTELCO INC.

By:	/s/ Curtis L. Garner, Jr.
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer

GE CAPITAL EQUITY INVESTMENTS, INC.

By:	/s/ Richard Fraser
Name: Richard Fraser
Title: Vice President

COBANK, ACB

By:	/s/ Ken Allen
Name: Ken Allen
Title: Vice President

RAYMOND JAMES BANK, N.A.

By:	/s/ H. Fred Coble, Jr.
Name: H. Fred Coble, Jr.
Title: Senior Vice President

UNION BANK, N.A.

By:	/s/ M. David Dinges
Name: M. David Dinges
Title: Vice President

WEBSTER BANK, NATIONAL ASSOCIATION

By:	/s/ Eric Ratner
Name: Eric Ratner
Title: Vice President

CIBC INC.

By:	/s/ Eric J. De Santis
Name: Eric J. De Santis
Title: Agent

Schedule I

Stockholders’ Ownership

Stockholder	Shares of Class B Common Stock
GE Capital Equity Investments, Inc. 201 Merritt 7 Norwalk, CT 06851 Attention: Otelco Account Manager Telecopier No.: (203) 907-1973 Email: Equity.Portfolio@GE.Com	89,529
CoBank, ACB 5500 South Quebec Street Greenwood Village, Colorado 80111 Attention: Special Assets	73,085
Raymond James Bank, N.A 710 Carillon Parkway St. Petersburg, Florida 33716 Attention: H. Fred Coble, Jr.	25,565
Union Bank, N.A. 445 South Figueroa Street Los Angeles, California 90071 Attention: M. David Dinges	19,122
Webster Bank, National Association 185 Asylum Street Hartford, Connecticut 06103 Attention: Eric Ratner	12,181
CIBC Inc. 425 Lexington Avenue Floor 2 New York, NY 10017 Fax: 212-856-4135 Attention: Eric J. De Santis	13,298